Exhibit 13.1

XY FIND IT VIDEO SCRIPT

NICK

There are some things that are easy to lose, hard to replace, and almost impossible to get by without. That’s why we created XY FIND IT.

ARIE

I’m Arie - CEO and head of product development at XY.

NICK

And I’m Nick - COO and Vice President of Marketing & Promotions. Over 4000 Kickstarter backers helped us create the first generation of XY FIND IT, our first FindableTM device. Our stylish design is easy to use with the XY Find It mobile app and is the affordable Bluetooth item finder for anyone, anywhere. And now the product you’ve come to love is reborn with XY3. The XY3 is water-resistant, features KeepNearTM technology, shows you an item’s last known location on a map, connects you to our community’s lost and found, and has a speaker five times louder than before. And with the launch of XY3, we want to give you the opportunity to join the XY family in a whole new way. We want to create more than Bluetooth devices. We aim to change your world by creating Nearables for more than just your keys and wallet.

ARIE

We are in the final stages of development for XY GPS, our cellular based Findable that allows you to locate your items almost anywhere in the world without needing to be near your phone. This is just one part of our complete line of products that allows you to make everything in your life findable.

NICK

With a killer design, a savvy tech team, two successful product launches, and a growing presence in retail, we are positioned for continued success. As we grow and evolve our products to best serve our customers, we are proud to be a voice for lost items everywhere.

ARIE

Please join us by becoming an owner with an unprecedented level of access. Now you can find it, fund it, and for the first time own it.

SEC Disclaimer and Forward-Looking Statements

No money or other consideration is being solicited, and if sent in response to XY Findables, will not be accepted. No offer to buy the securities of XY Findables can be accepted and no part of the purchase price can be received until the offering statement filed by XY Findables with the SEC has been qualified by the SEC. Any such offer to buy securities may be withdrawn or revoked, without obligation of any kind, at any time before notice of its acceptance is given after the date of qualification. An indication of interest in XY Findables’ offering involves no obligation or commitment of any kind.

These materials may contain forward-looking statements and information relating to, among other things, XY Findables, its business plan and strategy, and its industry. These forward-looking statements are based on the beliefs of, assumptions made by, and information currently available to XY Findables’ management. When used in the offering materials, the words “estimate,”

“project,” “believe,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward-looking statements, which constitute forward-looking statements. The statements reflect management’s current views with respect to future events and are subject to risks and uncertainties that could cause XY Findables’ actual results to differ materially from those contained in the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. XY Findables does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

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The Findables™ Company

LOW BATTERY
- *|TEXT|* -

Hello *|FNLETEXT|*,

The XY Find It you use to keep track of your "*|TEXT|*" has a low battery and will need to be replaced soon.

1. **Get a new battery** - If you already have a CR2032 replacement battery, you can use that, or please visit www.xyfindit.com/battery for more information on how to order one.

2. **Open your XY Find It** - Use a small coin to open your beacon by inserting it into the slot and twisting.

   It can be a little tricky since they are water resistant so here is a video to help you: Open XY Find It

3. **Replace Battery** - Remove the old battery and insert the new.

   Make Sure you have the 'Y' side up

4. **Close your XY Find It** - Once the battery is placed correctly, snap the case shut.

   If you have a Gen 2 XY Find It, it will beep once. Gen 1 XY Find Its will quietly power up.

5. **Buy more XY Find Its** - Now that you have a fresh battery in your XY Find It, it is a perfect time to order more on Amazon, www.xyfindit.com or Retail Store

The Findables™ Company

Thank you for using XY Find It!

If you believe you have received this email in error please contact our support at support@xyfindit.com

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No money or other consideration is being solicited or accepted at this time. Offers to buy the securities cannot be accepted, and no part of the purchase price can be received, until the Form 1-A is qualified by the U.S. Securities and Exchange Commission and any offer can be withdrawn or revoked at any time before notice of its acceptance is given after the qualification date. An indication of interest involves no obligation or commitment of any kind.

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SEC Disclaimer and Forward-Looking Statements

XY Findables is "Testing the Waters" under Regulation A under the Securities Act of 1933. This process allows companies to determine whether there may be interest in an eventual offering of its securities. XY Findables is not under any obligation to make an offering under Regulation A. It may choose to make an offering to some, but not all, of the people who indicate an interest in investing, and that offering might not be made under Regulation A. If XY Findables does go ahead with an offering, it will only be able to make sales after it has filed an offering statement with The Securities and Exchange Commission (SEC) and the SEC has "qualified" the offering statement. The information in that offering statement will be more complete than the information XY Findables is providing now, and could differ in important ways. You must read the documents filed.

Copyright © 2016 XY, All rights reserved.

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